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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 8-A/A-1

               For Registration of Certain Classes of Securities
                      Pursuant to Section 12(b) or (g) of
                      the Securities Exchange Act of 1934

                                AMENDMENT NO. 1

                      ANCOR COMMUNICATIONS, INCORPORATED
                      ----------------------------------
            (Exact name of registrant as specified in its charter)

          Minnesota                               41-1569659
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    (State or incorporation                    (I.R.S. Employer
       or organization)                      Identification No.)

                 6130 Blue Circle Drive, Minnetonka, MN  55343
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                   (Address of principal executive offices)

      Registrant's telephone number, including area code:  (612) 932-4000
                                                           --------------

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [_]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [_]

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following   box.  [_]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]

Securities Act registration statement file number to which this Form relates:____________________ (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                 Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                        PREFERRED SHARE PURCHASE RIGHTS
                                (Title of Class)
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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          The response to Item 1 is hereby amended by adding the following paragraphs and the attached exhibit.

          On July 21, 1999, Ancor Communications, Incorporated (the "Company") executed Amendment No. 1 (the "Amendment"), dated as of July 21, 1999, to the Rights Agreement, dated as of November 3, 1998 (the "Rights Agreement") between the Company and Norwest Bank Minnesota, N.A. The Rights Agreement, as amended by the Amendment, sets forth the description and the terms of the rights held by holders of the Company's common stock, par value $.01 per share, to purchase one unit initially consisting of one one-hundredth of a share of preferred stock of the Company.

          The Amendment amends the Rights Agreement to increase the Purchase Price for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right from $20.00 to $200.00. Except for any conforming provisions, the other provisions of the Rights Agreement continue in full force as set forth therein and were not affected in any way by the Amendment.

          This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as an exhibit and incorporated herein by reference.

ITEM 2.   EXHIBITS

   1. Rights Agreement, dated as of November 3, 1998, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, which includes as Exhibit B thereto the form of Right Certificate (Incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A filed November 4, 1998).

   2. Amendment No. 1, dated as of July 21, 1999, to the Rights Agreement, dated as of November 3, 1998, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent.
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                                   SIGNATURE

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



July 21, 1999                       ANCOR COMMUNICATIONS,
                                    INCORPORATED



                                    By /s/ Kenneth E. Hendrickson
                                      -------------------------------------
                                      Kenneth E. Hendrickson
                                      Chief Executive Officer
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                                 EXHIBIT INDEX

EXHIBIT   DESCRIPTION
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  2.      Amendment No. 1, dated as of July 21, 1999, to the Rights Agreement, dated as of November 3, 1998, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent.